Exhibit (a)(5)(G)

Horizon Pharma plc Provides Update on Shareholders Meeting Related to the Proposed Acquisition of

Depomed, Inc.

- Shareholders Approve the Issuance of up to 81,706,881 Ordinary Shares of

Horizon Pharma plc in Connection with an Acquisition of Depomed, Inc. -

- Extends Exchange Offer to Acquire Depomed-

DUBLIN, IRELAND – November 13, 2015 – Horizon Pharma plc (Nasdaq: HZNP) (“Horizon Pharma”), a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs, announced that its shareholders have approved four of the five proposals put before them today at the extraordinary general meeting of Horizon Pharma shareholders (the “Shareholder Meeting”). Further details on the voting results for each of the proposals put before the shareholders at the Shareholder Meeting can be found on the Current Report on Form 8-K that Horizon Pharma intends to file with the Securities and Exchange Commission later today.

“Today’s overall favorable vote by our shareholders demonstrates the confidence they have in our team’s ability to build value through the potential acquisition of Depomed,” said Timothy P. Walbert, chairman, president and chief executive officer of Horizon Pharma plc. “We and other like-minded shareholders believe that a combination with Depomed is financially, operationally and strategically compelling and look forward to continued engagement with Depomed shareholders as we work towards achieving this important merger.”

By obtaining the approval of its shareholders on key proposals, Horizon Pharma has satisfied another of the conditions to its outstanding exchange offer to acquire all of the outstanding shares of common stock of Depomed. However, the exchange offer remains conditioned on, among other things, the redemption or removal of certain poison pill rights that the Depomed board has the unilateral ability to remove and the tender of a majority of the total number of outstanding Depomed shares on a fully diluted basis.

Proposal four, which concerned powers under Irish law to issue beyond the previously-authorized 300 million shares for cash without first offering those shares to existing shareholders under pre-emptive rights and required 75 percent approval, received slightly less than the required “for” votes, but does not have any effect upon Horizon Pharma’s current offer for Depomed.

In order to provide sufficient time to satisfy the remaining conditions to its exchange offer, Horizon Pharma today also announced that it has extended the expiration of its exchange offer to acquire all of the outstanding shares of common stock of Depomed to 5 p.m., Eastern Time, on November 30, 2015. The exchange offer was previously scheduled to expire 5 p.m., Eastern time on November 20, 2015. The depository of the exchange offer has advised that, as of 9:00 a.m., Eastern Time on November 13, 2015, a total of approximately 10,404 shares of Depomed common stock were validly tendered and not properly withdrawn in the exchange offer.

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland

About Horizon Pharma plc

Horizon Pharma plc is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. The Company markets seven medicines through its orphan, primary care and specialty business units. Horizon’s global headquarters are in Dublin, Ireland. For more information, please visit www.horizonpharma.com. Follow @HZNPplc on Twitter or view careers on our LinkedIn page.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Horizon Pharma’s offer to exchange its ordinary shares for all issued and outstanding shares of Depomed’s common stock and anticipated timing of related events, and other statements that are not historical facts.

These forward-looking statements are based on Horizon Pharma’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that the conditions to the exchange offer will not be satisfied, Horizon Pharma will ultimately not pursue a transaction with Depomed or Depomed will reject engaging in any transaction with Horizon Pharma; if the conditions of the exchange offer are satisfied and/or a transaction is negotiated between Horizon Pharma and Depomed, risks related to Horizon Pharma’s ability to complete the acquisition on the proposed terms; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon Pharma’s ordinary shares could decline, as well as other risks related to the Horizon Pharma and Depomed businesses, including the ability to grow sales and revenues from existing products; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon Pharma’s and Depomed’s respective filings and reports with the SEC. Horizon Pharma undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, except as required by applicable law or regulation.

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland

Additional Information

This press release does not constitute an offer to buy or solicitation of any offer to sell or vote securities and is for informational purposes only. It relates to the offer commenced by Horizon Pharma to exchange each issued and outstanding share of Depomed common stock for 0.95 Horizon Pharma ordinary shares. The offer will be made only through the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (File No. 333-206798) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) that Horizon Pharma has filed with the SEC. Subject to further developments, Horizon Pharma may file additional Exchange Offer Documents and/or registration statements and one or more prospectuses, proxy statements, or other documents with the SEC in connection with the offer or any other proposed transaction involving Horizon Pharma and Depomed. This press release is not a substitute for any or any registration statement, prospectus, proxy statement, Exchange Offer Document or other documents Horizon Pharma and/or Depomed may file with the SEC in connection with the offer or any other proposed transaction involving Horizon Pharma and Depomed.

Investors and security holders may obtain free copies of the Exchange Offer Documents, and any other related documents (when they are available) filed with the SEC at the SEC’s web site at www.sec.gov or by directing a request to Horizon Pharma’s Investor Relations department at Horizon Pharma, Inc., Attention: Investor Relations, 520 Lake Cook Road, Suite 520, Deerfield, IL 60015 or to Horizon Pharma’s Investor Relations department at 224-383-3400 or by email to investor-relations@horizonpharma.com. Investors and security holders may obtain free copies of the documents filed with the SEC on Horizon Pharma’s website at www.horizonpharma.com under the heading “Investors” and then under the heading “SEC Filings.”

Certain Information Regarding Participants

Horizon Pharma and its directors, executive officers and certain other employees may be deemed participants in the vote in favor of the proposals described in the definitive proxy statement for the Shareholder Meeting filed with the SEC on October 15, 2015 (the “Proxy Statement”). You can find information about Horizon Pharma’s directors, executive officers and such certain other employees in Horizon Pharma’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, Horizon Pharma’s definitive proxy statement filed with the SEC on May 6, 2015, Horizon Pharma’s Current Report on Form 8-K/A filed with the SEC on July 27, 2015, the Proxy Statement, and in such other solicitation statements, proxy statements or other documents that may be filed with the SEC in connection with the Shareholder Meeting. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Horizon Pharma as described above. Additional information regarding the interests of such potential participants is included in the Proxy Statement and will be included in one or more registration statements, proxy statements or other documents filed with the SEC if and when they become available.

Contacts:

Investors:

John Thomas

Executive Vice President, Strategy and Investor Relations

investor-relations@horizonpharma.com

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland

Tina Ventura

Vice President, Investor Relations

investor-relations@horizonpharma.com

Dan Burch

MacKenzie Partners, Inc.

212-929-5748

dburch@mackenziepartners.com

Bob Marese

MacKenzie Partners, Inc.

212-929-5405

bmarese@mackenziepartners.com

U.S. Media:

Geoff Curtis

Group Vice President, Corporate Communications

media@horizonpharma.com

Daniel Yunger

Kekst

daniel-yunger@kekst.com

Ireland Media:

Ray Gordon

Gordon MRM

ray@gordonmrm.ie

Source: Horizon Pharma plc

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, Ireland